Exhibit 10.3

AMENDMENT NO. 2

TO STANDARD INDUSTRIAL/COMMERCIAL

SINGLE-TENANT LEASE - NET

This Amendment No. 2 to Standard Industrial/Commercial Single Tenant Lease-Net (the “Second Amendment”) is entered into as of November 1, 2005 but to relate back to and be effective as of the 15th day of October, 2005, by and between E.G. SIRRAH, LLC (successor-in-interest to R.G. HARRIS CO., a California corporation, and the HARRIS FAMILY REVOCABLE TRUST (hereinafter ”Lessor”), and ACADIA PHARMACEUTICALS INC., a Delaware corporation, formerly known as RECEPTOR TECHNOLOGIES INC. (hereinafter ”Lessee”), and is made with reference to the following facts:

A. On or about August 15, 1997, Lessor and Lessee entered into a Standard Industrial/Commercial Single-Tenant Lease-Net and Addendum No. 1 thereto (collectively, the ”Lease”) with respect to the lease of that certain real property and improvements located at 3911 Sorrento Valley Boulevard, San Diego, California (the “Premises”) for a term commencing on October 15, 1997 and ending October 14, 2005.

B. Lessor and Lessee entered into Amendment No. 1 to Standard Industrial/Commercial Single-Tenant Lease-Net on October 30, 1997 (the “First Amendment”) relating to the deposit and disbursement of certain funds, including contributions by Lessor to Lessee’s tenant improvements, in accordance with the provisions of the Lease. All funds to be disbursed in accordance with the provisions of the Lease and the First Amendment have been disbursed.

C. Lessor and Lessee wish to extend the term of the Lease which will expire on October 14, 2005 and desire to revise certain other covenants and provisions of the Lease as modified by the First Amendment.

NOW, THEREFORE, in consideration of the covenants and provisions contained herein, and other good and valuable consideration, the sufficiency of which Lessor and Lessee hereby acknowledge, Lessor and Lessee agree as follows:

1. Confirmation of Defined Terms.

Unless modified herein, all terms previously defined and capitalized in the Lease shall hold the same meaning for the purposes of this Second Amendment.

2. Extension of Term.

The Term of the Lease is hereby extended seven (7) years (the “Extended Term”), from and including October 15, 2005 (the “Effective Date”), through and including midnight on October 14, 2012 (the “Termination Date”). Except as provided in Paragraph 11 hereof, it is expressly understood and agreed that in no event shall Lessee have the right to further extend the Extended Term of this Lease.

3. Use.

The provisions of Section 1.8 of the Lease are deleted and the following is substituted in its place and stead:

“1.8 Agreed Use: biotechnology and/or pharmaceutical office, research and development, manufacturing, and any other legally permitted uses under the existing zoning.”

4. Base Rent.

Base Rent shall be due and payable on the first day of each month during the Extended Term as follows:

A. For the period October 15, 2005 through October 31, 2005, Base Rent shall be due in the sum of Twenty-Eight Thousand One Hundred Seventy-Seven and 50/100 Dollars ($28,177.50).

B. For the period November 1, 2005 through October 31, 2006, Base Rent shall be due in the sum of Fifty-Six Thousand Three Hundred Fifty-Five and No/100 Dollars ($56,355.00).

C. For the period November 1, 2006 through October 31, 2007, Base Rent shall be due in the sum of Fifty-Eight Thousand Forty-Five and 65/100 Dollars ($58,045.65) per month.

D. For the period November 1, 2007 through October 31, 2008, Base Rent shall be due in the sum of Fifty-Nine Seven Hundred Eighty-Seven and 02/100 Dollars ($59,787.02).

E. For the period November 1, 2008 through October 31, 2009, Base Rent shall be due in the sum of Sixty-One Thousand Five Hundred Eighty and 63/100 Dollars ($61,580.63) per month.

F. For the period November 1, 2009 through October 31, 2010, Base Rent shall be due in the sum of Sixty-Three Thousand Four Hundred Twenty-Eight and 05/100 Dollars ($63,428.05) per month.

G. For the period November 1, 2010 through October 31, 2011, Base Rent shall be due in the sum of Sixty-Five Thousand Three Hundred Thirty and 89/100 Dollars ($65,330.89) per month.

H. For the period November 1, 2011 through September 30, 2012, Base Rent shall be due in the sum of Sixty-Seven Thousand Two Hundred Ninety and 82/100 Dollars ($67,290.82) per month.

I. For the period October 1, 2012 through October 14, 2012, Base Rent shall be due in the sum of Thirty Thousand Three Hundred Eighty-Nine and 40/100 Dollars ($30,389.40).

Any overpayment of Base Rent delivered to Lessor prior to the execution of this Amendment shall be applied to Base Rent for November 2005.

5. Lessee Improvements and Amortization Rent.

Lessee desires to construct certain improvements at the Premises during the occupancy of Lessee of the Premises as reflected in Exhibit “A” attached hereto (the ”Lessee Improvements”). In addition to Base Rent and other charges payable by Lessee during the Extended Term, Lessee shall pay an additional amount of rent (the “Amortization Rent”) to Lessor which shall be the amount of any Additional Allowance (as such term is defined in Exhibit “A” hereto) for improvements constructed by Lessee at the Premises as advanced by Lessor pursuant to the provisions of Exhibit “A”, with interest thereon at eight percent (8%) per annum from the date of disbursement, amortized on a straight line basis and payable on the first day of each month over a period of four (4) years commencing on November 1, 2008 through the Termination Date, provided, however, that the entire unpaid balance of the Amortization Rent, together with all accrued and unpaid interest, shall be due and payable in full on the Early

Termination Date in the event Lessee elects an early termination of the Lease as provided in Paragraph 13 herein. There will be no reduction or adjustment of the Base Rent or other rent payable hereunder as a result of the interference with or inability to use any portion of the Premises during the construction of Lessor’s Work (except as provided in Paragraph 9 hereinbelow) or the Lessee Improvements pursuant to Exhibit “A” hereto.

6. Signage.

Without limiting Lessee’s rights set forth in the Lease, Lessor hereby grants to Lessee the right to install prominent building signage on the exterior of the Building adjacent to the entrance to the Premises and full monument signage at the location mutually approved by Lessor and Lessee, subject to the applicable laws and CC&Rs. Lessor shall construct the monument and monument signage following reasonable approval by Lessor and Lessee of (i) the plan and specifications, and (ii) a detailed construction contract by a licensed contractor. Lessee may apply the Allowance and the Additional Allowance to the cost of preparation of the plans and specifications and the cost of construction of the monument and the monument signage and any reasonable cost in excess of the Allowance and/or Additional Allowance shall be borne by Lessee as additional rent. Lessee shall maintain the building signage, monument and monument signage in first class condition and repair and the monument and monument signage shall become the property of Lessor on the Termination Date of the Lease. Any new signage or modification to the existing signage on the exterior of the Premises or in the area outside of the building located on the Premises shall only be made in accordance with the provisions of Article 57 of the Lease.

7. Parking Lot.

Without limiting Lessee’s rights set forth in the Lease, Lessee shall have the right to designate visitor, car-pooling, executive and other parking in the parking lot which is a part of the Premises as Lessee may reasonably require, subject to Lessor’s reasonable review and approval.

8. Subletting and Assignment.

Section 12 of the Lease and Paragraph 56 of Addendum No. 1 to the Lease are further modified and amended as follows:

A. Lessor shall have fifteen (15) days after Lessee’s notice of assignment and/or sublease is received with the financial information specified in Section 12.2 (e) of the Lease and such other financial information reasonably requested by Lessor, to advise Lessee of Lessor’s (i) consent to such proposed assignment or sublease, (ii) withholding of consent to such proposed assignment or sublease, or (iii) election to terminate this Lease, such termination to be effective as of the date of the commencement of the proposed assignment or subletting. As provided in Section 12.1(a) of the Lease, Lessor’s consent shall not be unreasonably withheld, conditioned or delayed. If Lessor shall exercise its termination right hereunder, Lessor shall have the right to enter into a lease or other occupancy agreement directly with the proposed assignee or sublessee, and Lessee shall have no right to any of the rents or other consideration payable by such proposed assignee or sublessee under such other lease or occupancy agreement, even if such rents and other consideration exceed the rent payable under this Lease by Lessee. Lessor shall have the right to lease the Premises to any other tenant, or not lease the Premises, in its sole and absolute discretion. Lessor and Lessee specifically agree that Lessor’s right to terminate this Lease under clause (iii) above is a material consideration for Lessor’s agreement to enter into this Second Amendment and such right may be exercised in Lessor’s sole and absolute discretion and no test of reasonableness shall be applicable thereto; provided, however, that (A) Lessor may exercise the termination right described in said clause (iii) only if Lessee proposes to assign this Lease or sublet more than seventy-five percent (75%) of the square footage of the Premises, and (B) Lessor shall have no such termination right in connection with any sublease or assignment to a permitted transferee as referred to in Section 12.5 of the Lease or a sublease permitted by Section 56.A. of Addendum No. 1. Nothing in this paragraph is intended to limit the rights to sublease or assign as set forth in Section 12.5 of the Lease and in Section 56.A. of Addendum No. 1.

B. As provided in Paragraph 56 B. of Addendum No. 1 to Lease, Lessor shall receive, as additional rent hereunder (and without affecting or reducing any other obligation of Lessee under the Lease) fifty percent (50%) of all rent payable by a sublessee to Lessee in excess of that payable by Lessee to Lessor, and, in the case of an assignment, of all consideration given by the assignee to Lessee. Lessor and Lessee agree that such sum payable to Lessor shall be the “Net Rental Profit”. Net Rental Profit shall mean all rent or other consideration payable (in lieu of or in addition to rent) by such transferee in connection with the transfer in excess of the rent and additional rent payable by Lessee under this Lease during the term of the transfer on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Lessee in connection with such transfer for (i) any improvement allowance or other economic concessions (e.g., space planning allowance, moving expenses or free rent) paid by Lessee in connection with such transfer, (ii) any brokerage commissions incurred by Lessee in connection with the transfer, and (iii) reasonable attorneys’ fees incurred by Lessee in connection with the transfer.

With respect to any sublease for which Net Rental Profit is payable to Lessor hereunder, Lessee shall deliver to Lessor a statement within thirty (30) days after the end of each calendar year and/or within thirty (30) days after the expiration or earlier termination of the term of this Lease in which any transfer has occurred, specifying for each such transfer:

(i) the date of its execution and delivery, the number of square feet demised thereby, and the term thereof, and

(ii) a computation in reasonable detail showing the amounts (if any) paid and payable by Lessee to Lessor pursuant to this Paragraph 8. B. with respect to such transfer for the period covered by such statement, and the amounts (if any) paid and payable by Lessee to Lessor pursuant to this Paragraph 8. B. with respect to any payments received from a transferee during such period but which relate to an earlier period.

9. Lessor’s Work.

Lessor shall, promptly following the execution of this Second Amendment, and during the occupancy of Lessee, (i) complete certain improvements to the Premises in order to establish proper air flow into the Premises, including replacement, if reasonably necessary, of the existing roof mounted HVAC units, (ii) inspect the existing roof, (iii) replace all existing exterior glass with dual pane glass, and (iv) resurface and re-stripe the parking lot (collectively “Lessor’s Work”). Notwithstanding the foregoing, Lessor’s contribution toward the cost of establishing proper air flow into the Premises including, if necessary, replacement of the existing HVAC units, shall not exceed Ten Thousand Dollars ($10,000.00). Lessee shall pay for all costs to establish proper air flow into the Premises including, if reasonably necessary, replacement of the existing HVAC units in excess of Ten Thousand Dollars ($10,000.00). Except as provided in the Paragraph 9, there will be no adjustment or reduction of Base Rent or other rent payable hereunder as a result of any inconvenience, or inability to use any portion of the Premises during the construction of Lessor’s Work hereunder.

Lessor has estimated that it will take approximately five (5) months to complete Lessor’s Work following the execution of this Second Amendment. Although Base Rent and other rent payable hereunder shall continue unabated during the period of construction of Lessor’s Work, Lessor agrees that in the event that Lessor’s Work is not substantially completed within five (5) months from the date of execution of this Second Amendment, together with any period of “Force Majeure Delay” as defined below and any period of delay which results from any act or omission of Lessee (the “Anticipated Completion Date”), Lessee shall be credited with one (1) day of free prorated Base Rent for each day beyond the Anticipated Completion Date that substantial completion of Lessor’s Work, as defined below, has not occurred. For purposes of this Paragraph 9, substantial completion of Lessor’s Work shall mean completion of construction of Lessor’s Work in the Building pursuant to the plans and specifications, with the exception of any pick up or punch list items. For purposes of this Paragraph 9, the term “Force Majeure” means strikes, acts of God, shortages of labor or materials, war, civil disturbances and other causes beyond the reasonable control of the performing party.

10. Acceptance of Premises; Lessee’s Work; Lessee’s Improvements.

Lessee acknowledges that it has been in possession of the Premises for over seven (7) years and, to Lessee’s knowledge, Lessee has no claim against Lessor in connection with the Premises or the Lease. Lessee has made its own inspection of and inquiries regarding the Premises, which is already improved. Therefore, except as expressly set forth in the Lease or this Second Amendment, including, without limitation, Lessor’s Work (as defined in Paragraph 9 above) and Lessee Improvements (as defined in Paragraph 5 above), Lessee accepts the Premises in its “as-is” condition. Lessee further acknowledges that Lessor has made no currently effective representation or warranty, express or implied, regarding the condition, suitability or usability of the Premises for the purposes intended by Lessee.

11. Options to Extend Term.

11.1 Options.

Provided Lessee is not in material default after the expiration of notice and the opportunity to cure on the date or at any time during the remainder of the Term of the Lease after Lessee gives notice to Lessor of Lessee’s intent to exercise its rights pursuant to this Paragraph 11, Lessee is given two (2) options to extend the term of this Lease (the ”2012 Option” and the “2014 Option”, respectively, and collectively the “Options”), with each option being for an additional two (2) year period (the “2012 Option Term” and the “2014 Option Term” respectively), commencing the next calendar day after the expiration of the Extended Term (as to the 2012 Option) and the next calendar day after the expiration of the 2012 Option Term (as to the 2014 Option). The Options shall apply only to the entirety of the Premises as leased hereunder on the date such Option is exercised, and Lessee shall have no right to exercise an Option as to only a portion of the Premises. In the event that as of the commencement date of the 2012 Option Term or the 2014 Option Term, Lessee is leasing the 3931 Property as defined in Paragraph 12 hereunder, then the applicable Option shall apply only to the entirety of the then existing Premises and the 3931 Property, and the calculation of the Base Rent payable during the 2012 and 2014 Option Terms as provided in Paragraph 11.1 shall involve calculation of the Fair Market Value of such Premises and the 3931 Property. The terms of the Lease during the 2012 and 2014 Option Terms shall be as provided in the Lease, as amended, as modified by this Paragraph 11 hereunder.

Lessee’s exercise of each of the Options is contingent upon Lessee giving written notice to Lessor (the “Option Notice”) of Lessee’s election to exercise its rights pursuant to this Option in accordance with the provisions of the Lease, no more than fifteen (15) and no less than six (6) months prior to the expiration of the Extended Term (as to the 2012 Option) and prior to the expiration of the 2012 Option Term (as to the 2014 Option). In the event the 2012 Option is not timely exercised by Lessee in the manner provided herein, the term of the Lease will expire on the Termination Date and the 2012 Option and the 2014 Option will terminate and be null and void. In the event the 2012 Option is timely exercised by Lessee as provided herein, but the 2014 Option is not timely exercised by Lessee in the manner provided herein, the term of the Lease will expire at the expiration of the 2012 Option Term.

11.2 Base Rent Payable.

The Base Rent payable by Lessee during the 2012 and 2014 Option Terms (“Option Rent”) shall be equal to ninety-five percent (95%) of the Fair Market Value of the Premises as of the commencement date of the 2012 Option Term and 2014 Option Term respectively. The term “Fair Market Value” shall be defined as the rent then being charged for comparable properties in the Sorrento Valley area.

Said computation shall specifically be based on the Premises in its “as-is” condition, taking into account the age, appearance and quality of construction, the value of the existing improvements, parking facilities, location, access and visibility. Fair Market Value shall include all economic benefits obtainable by Lessor including, without limitation, periodic adjustments and all other monetary and non-monetary considerations that may be given in the market place by a tenant for a similar use of comparable space in the Sorrento Valley area. Comparable lease terms shall be measured to two-year transactions with adjustments to rental rates and conditions, as appropriate.

Lessor and Lessee shall have thirty (30) days (the “Negotiation Period”) after Lessor receives the Option Notice in which to agree on the Fair Market Value and the Base Rent. If Lessor and Lessee agree on the Fair Market Value and Base Rent during the Negotiation Period, they shall immediately execute an amendment to the Lease extending the Term and stating the Base Rent.

11.3 Appraisers to Set Base Rent.

If Lessor and Lessee are unable to agree on the Fair Market Value and Base Rent during the Negotiation Period, then:

A. Lessor and Lessee, each at its own cost, shall select an independent real estate appraiser with at least ten (10) years full-time commercial appraisal experience in the area in which the Premises are located, and shall provide written notice to the other party of the identity and address of the appraiser so appointed. Lessor and Lessee shall make such selection within ten (10) days after the expiration of the Negotiation Period.

B. Within thirty (30) days of having been appointed to do so (the ”Appraisal Period”), the two (2) appraisers so appointed shall meet and set the Fair Market Value and the Base Rent for the 2012 Option Term or 2014 Option Term, as appropriate.

11.4 Failure by Appraisers to Set Fair Market Value.

If the two (2) appointed appraisers are unable to agree on the Fair Market Value and the Base Rent within ten (10) days after expiration of the Appraisal Period, they shall elect a third appraiser of like or better qualifications, and who has not previously acted in any capacity for either Lessor or Lessee. Lessor and Lessee shall each bear one half of the costs of the third appraiser’s fee.

Within thirty (30) days after the selection of the third appraiser (the “Second Appraisal Period”) the Fair Market Value and the Base Rent for the 2012 Option Term or 2014 Option Term, as appropriate, shall be set by a majority of the appraisers now appointed.

If a majority of the appraisers are unable to set the Fair Market Value and Base Rent within the Second Appraisal Period, the three (3) appraisers shall individually render separate appraisals of the Fair Market Value, and their three (3) appraisals shall be added together, then divided by three (3); resulting in an average of the appraisals, which shall be the Fair Market Value for determining the Base Rent during the 2012 Option Term or 2014 Option Term, as appropriate.

However, if the low appraisal or high appraisal varies by more than ten percent (10%) from the middle appraisal, then one (1) or both shall be disregarded. If only one (1) appraisal is disregarded, the remaining two (2) appraisals shall be added together and their total divided by two (2), and the resulting average shall be the Fair Market Value. If both the low and high appraisal are disregarded, the middle appraisal shall be the Fair Market Value for determining the Base Rent for the Premises during the 2012 Option Term or 2014 Option Term, as appropriate. The appraisers shall immediately notify Lessor and Lessee of the Fair Market Value and Base Rent so established, and Lessor and Lessee shall immediately execute an amendment to the Lease, extending the 2012 Option Term or 2014 Option Term, as appropriate, and revising the Base Rent payable pursuant to the Fair Market Value so established.

Lessor or Lessee’s failure to execute such amendment establishing the Fair Market Value within fifteen (15) days after the other party’s request therefor shall constitute a material default under the Lease and if Lessee is the party failing to so execute, these Options shall become null and void and of no further force or effect.

11.5 No Right of Reinstatement or Further Extension.

Once Lessee has either failed to execute its rights to extend the term pursuant to this Paragraph 11 or failed to execute the amendment called for within the time period hereunder, it shall have no right of reinstatement of its Options, nor shall Lessee have any right to a further extension of the Term beyond the period stated in this Paragraph 11 hereinabove.

11.6 No Assignment of Option.

The Options may be exercised only by the original Lessee signing this Second Amendment or any transferee or successor as a result of a permitted transfer as defined in Paragraph 12.5 of the Lease (“Permitted Transfer”) and shall be null, void and of no further force or effect as of the date that Lessee otherwise assigns the Lease to an unaffiliated entity.

12. Expansion Option and Right of First Refusal.

12.1 Expansion Option.

Lessor is the owner of real property located at 3931 Sorrento Valley Boulevard, San Diego, California, consisting of approximately Twenty-Four Thousand (24,000) square feet of improvements (the “3931 Property”). The 3931 Property is currently leased (the “Existing

3931 Lease”), and the Existing 3931 Lease is to expire on October 31, 2007 (the “3931 Termination Date”). Lessor hereby grants to Lessee an option to lease the 3931 Property commencing on the earlier of (i) November 1, 2007 or (ii) the earlier termination of the Existing 3931 Lease (the “Expansion Date”), subject to the following:

A. In order to exercise this Expansion Option, no later than April 15, 2007 Lessee shall deliver to Lessor written notification (“Lessee’s Expansion Notice”) that Lessee desires to lease the 3931 Property and exercises this Expansion Option; and

B. Lessee may not exercise this Expansion Option or, if exercised, the Expansion Option shall be null and void if Lessee is in material uncured default after the expiration of time and the opportunity to cure as of the date or any time after Lessee tenders to Lessor Lessee’s Expansion Notice until the date the 3931 Property is delivered to Lessee.

12.2 Right of First Refusal.

Lessor grants Lessee a continuing right of first refusal to lease the 3931 Property on each occasion that all or any portion of the 3931 Property is available for rent during the period commencing upon the expiration of Lessee’s Expansion Option and continuing through the Extended Term of this Lease and the 2012 or 2014 Option Terms, as follows:

If Lessor receives a bona fide offer to lease all or any portion of the 3931 Property, which offer the Lessor is willing to accept, then prior to accepting or becoming bound with respect to such offer, Lessor shall give written notice thereof (the “Offer Notice”) to Lessee, advising Lessee of the terms and conditions of the offer. Lessee shall have ten (10) business days after receipt of the Offer Notice from Lessor to advise Lessor of Lessee’s irrevocable election (the “Acceptance Notice”) to accept the terms and conditions set forth in the Offer Notice and lease all the portion of the 3931 Property which is the subject thereof pursuant to the provisions of this Lease, as modified by the Offer Notice.

12.3 Base Rent, Tenant Improvement Allowance and Other Provisions.

(i) If Lessee exercises its Expansion Option, Base Rent for the 3931 Property shall be the Fair Market Value of the 3931 Property as of the commencement of the lease of the 3931 Property. Fair Market Value shall be defined and determined in the same fashion and utilizing the same methodology as is utilized in determining Fair Market Value in determining the Base Rent in connection with the exercise of the Options set forth in Paragraph 11 hereof except that the Base Rent shall be One Hundred Percent (100%) of the Fair Market Value of the 3931 Property and the determination of Fair Market Value shall take into consideration the tenant improvement allowance, if any, to be provided pursuant to Paragraph 12.3 (ii) herein. The Negotiation Period shall commence as of the date Lessee gives Lessee’s Expansion Notice.

(ii) Provided Lessee exercises its Expansion Option to lease the 3931 Property, Lessee shall be entitled to a tenant improvement allowance (the ”3931 Allowance”) in an amount to be negotiated by the parties. If the parties, after good faith efforts, do not agree on the amount of the 3931 Allowance within forty-five (45) ) days following the date of Lessee’s Expansion Notice, then, at the written election of either party, the Exercise Notice shall be deemed withdrawn. In the event that Lessee exercises its Right of First Refusal, the tenant improvement allowance, if any, shall be as set forth in the Offer Notice.

(iii) In the event Lessee exercises its Expansion Option, the term of the lease of the 3931 Property shall be coterminous with the Extended Term of this Lease and shall terminate on October 14, 2012, subject to the Options set forth in Paragraph 11 hereinabove. In the event Lessee exercises the Right of First Refusal , the term of the lease of the 3931 Property shall be for the term set forth in the Offer Notice (the “Offer Notice Term”); provided that if during the Offer Notice Term Lessee exercises its 2012 Option and/or its 2014 Option, then the term of the lease of the 3931 Property shall be extended to be coterminous with the applicable Option Term, and Base Rent for any period after the end of the Offer Notice Term through the end of the applicable Option Term shall be at the same Base Rent, on a per square foot basis, as then applies to the remainder of the Premises.

(iv) Lessee acknowledges that it has made its own inspection of and inquiry regarding the 3931 Property which is already improved. Lessee shall accept the 3931 Property in its “as-is” condition as of the date of this Second Amendment, subject to reasonable wear and tear during the period following the execution of this Second Amendment through the date of delivery of possession of the 3931 Property to Lessee and acknowledges that Lessor has made no representation or warranty, express or implied, regarding the condition, suitability or usability of the 3931 Property for the purposes intended by Lessee.

(v) In the event Lessee exercises the Expansion Option, Lessor shall deliver the 3931 Property to Lessee on or about the Expansion Date. In the event Lessee exercises its Right of First Refusal, Lessor shall deliver possession of the 3931 Property to Lessee on the commencement date set forth in the Offer Notice, so that Lessee may commence construction of any improvements desired by Lessee pursuant to Exhibit “A” hereto (the “Anticipated Delivery Date”).

(vi) The date Lessor delivers possession of the 3931 Property to Lessee shall be hereinafter referred to as the “Delivery Date.” Rent (which shall include, without limitation, Base Rent, real estate taxes and insurance costs) shall commence sixty (60) days thereafter (the “Commencement Date”). Lessee’s occupancy of the 3931 Property subsequent to the Delivery Date and prior to the Commencement Date shall be upon all of the terms and conditions of the Lease, except that Lessee shall not be obligated to pay Base Rent until the Commencement Date.

(vii) If for any reason outside Lessor’s reasonable control (including the holding over by any existing tenant of the 3931 Property), Lessor is unable to deliver possession of the 3931 Property to Lessee on or before the Expansion Date (in the event of the exercise of the Expansion Option), or the Anticipated Delivery Date (in the event of the exercise of the Right of First Refusal), the Lease of the 3931 Property shall not be void or voidable, nor shall Lessor be liable to Lessee for any damage resulting from Lessor’s inability to deliver such possession. However, Lessee shall not be obligated to pay the Rent that Lessee is required to pay until sixty (60) days has elapsed from the date possession of the 3931 Property has been delivered to Lessee. Except for such delay in the commencement of Rent and the termination rights set forth below, Lessor’s failure to give possession on the anticipated Delivery Date shall in no way affect Lessee’s obligations hereunder.

If possession of the 3931 Property is not tendered by Lessor within one hundred twenty (120) days after the Expansion Date (in the event of the exercise of the Expansion Option) or the Anticipated Delivery Date (in the event of the exercise of the Right of First Refusal), then Lessee shall have the right to terminate the Lease of the 3931 Property or of both the 3931 Property (and, at lessee’s option the original Premises) by giving written notice to Lessor within ten (10) business days after such failure and within the first ten (10) business days of each calendar month thereafter until the Delivery Date occurs. If such notice of termination is not so given by Lessee within the relevant periods, the Lease of the 3931 Property and the Premises shall continue in full force and effect.

If Lessor is unable to tender possession of the 3931 Property despite reasonable good faith efforts within three hundred sixty (360) days after the Expansion Date (in the event of the exercise of the Expansion Option), or the Anticipated Delivery Date (in the event of the exercise of the Right of First Refusal), then the Lease of the 3931 Property, and the rights and obligations of Lessor and Lessee pertaining to the 3931 Property (and at Lessee’s sole option, the original Premises) shall terminate automatically without further liability by either party to the other and without further documentation being required.

(vii) Within ten (10) days of Lessor’s delivery to Lessee of an amendment reflecting the determination of the Fair Market Value and other relevant provisions, Lessee shall sign such amendment to the Lease adding the 3931 Property to this lease of the Premises and incorporating all of the terms and conditions contained in this Paragraph 12.

12.4 Failure to Exercise Rights.

If Lessee does not timely tender the Acceptance Notice, the Lessor may lease the 3931 Property (or portion thereof) to the party identified and on the terms and conditions set forth in the Offer Notice, provided that if such lease is not entered into within 90 days following the date of such Offer Notice, or if the terms and conditions of the lease are materially different from the terms and conditions set forth in the Offer Notice, then prior to entering into such lease, Lessor must again deliver an Offer Notice to Lessee and Lessee’s Right of First Refusal shall apply to such Offer Notice.

12.5 Reinstatement of Right of First Refusal.

If Lessor then enters into a lease for all or any portion of the 3931 Property with a third party tenant, which lease terminates and the 3931 Property again becomes available during the Extended Term, the 2012 Option Term or the 2014 Option Term of this Lease, this Right of First Refusal, as set forth herein, shall re-apply.

12.6 No Assignment of Right.

The rights set forth in this Section 12 is personal to the original Lessee signing this Second Amendment and any Permitted Transferee and shall be null, void and of no further force or effect as of the date that Lessee otherwise assigns the Lease.

13. Termination Option.

A. Notwithstanding anything to the contrary contained in this Lease, in the event Lessee fails to exercise its Expansion Option to lease the 3931 Property, as set forth in Paragraph 12 hereinabove, Lessee shall have the option to terminate and cancel this Lease effective as of the last calendar day of any calendar month including or following thirty-sixth (36th) full calendar month of the Extended Term (the “Early Termination Date”) upon Lessee’s delivery of written notice to Lessor (the “Termination Notice”), which notice shall be delivered to Lessor no later than nine(9) months prior to the intended Early Termination Date (the “Notice Period”), and concurrently therewith, Lessee shall deliver to Lessor a termination fee equal to (i) six (6) months of the then existing Base Rent, and (ii) the unamortized Allowance and leasing commissions paid by Lessor (as of the date six (6) months following the Early Termination Date, to take into account, in each case, the six (6) months of Base Rent included in the Termination

Fee), and (iii) the full amount of any unamortized Additional Allowance which has been drawn by Lessee, with accrued interest, that is then due and owing to Lessor (collectively the ”Termination Fee”). Subject to Lessor’s timely receipt of the Termination Notice and the Termination Fee, this Lease shall automatically terminate and be of no further force or effect, and Lessor and Lessee shall be relieved of their respective obligations under this Lease, as of the Early Termination Date, except with respect to those obligations set forth in this Lease which specifically survive the expiration or earlier termination of this Lease, including, without limitation, the payment by Lessee of all amounts owed by Lessee under this Lease accruing prior to the Early Termination Date. The termination rights granted to Lessee under this Paragraph 13 are personal to the Lessee originally-named in this Second Amendment or any Permitted Transferee, and may not be assigned or transferred to any other person or entity. If Lessee fails to deliver timely the Termination Notice and the Termination Fee in accordance with this Paragraph 13, then any purported exercise shall be deemed null, void and of no further force and effect.

B. In the event that Lessee exercises the Expansion Option to lease the 3931 Property, as set forth in Paragraph 12 hereinabove, the option to cancel this Lease set forth in Paragraph 13.A shall be modified to provide that the Early Termination Date shall be the last calendar day of any calendar month including or following the sixtieth (60th) full calendar month following the Commencement Date of the lease of the 3931 Property, the Termination Notice shall be delivered to Lessor no later than nine (9) months prior to the intended Early Termination Date and the Termination Fee shall be equal to (i) six (6) months of the then existing Base Rent payable for the Premises and the 3931 Property, and (ii) the unamortized Allowance and leasing commissions paid by Lessor relative to the Premises (as of the date six (6) months following the Early Termination Date to take into account, in each case, the six (6) months of Base Rent included in the Termination Fee), and (iii) the unamortized 3931 Allowance and leasing commissions paid by Lessor relative to the 3931 Property (as of the date six (6) months following the Early Termination Date to take into account, for each case, the six (6) months Base Rent included in the Termination Fee), and (iv) the full amount of any unamortized Additional Allowance which has been drawn by Lessee, with accrued interest, that is then due and owing to Lessor. If Lessee fails to deliver timely the Termination Notice and the Termination Fee in accordance with this Paragraph 13, then any purported exercise shall be deemed null, void and of no further force and effect.

14. Telecommunications Equipment.

14.1 Lessor hereby grants Lessee the exclusive right, at Lessee’s sole cost and expense, and subject to the provisions of this Paragraph 14, to install one (1) satellite dish (the “Satellite Dish”), with a non-penetrating roof mount on the roof of the Premises in a location designated by Lessor and reasonably approved by Lessee, and subject to Lessor’s prior receipt review and approval of the plans and specifications for the Satellite Dish and related connection equipment. In addition, Lessee shall have the right, subject to the capacity of the building in which the Premises is located (the “Building”), to install such connection equipment, such as conduits, cables, risers, feeders and materials (collectively the “Connecting Equipment”) in the shafts, ducts, conduits, chases, utility closets and other facilities of the Premises as is reasonably necessary to connect the Connecting Equipment and/or Satellite Dish to Lessee’s other machinery and equipment in the Building, subject however, to the provisions of Paragraph 14.2 below, and subject to the availability of vertical riser and feeder excess capacity, as reasonably determined by Lessor.

14.2 The installation of the Satellite Dish and related Connecting Equipment (hereinafter referred to together and/or separately as the “Transmission and/or Reception Equipment”) shall be performed in a good and workmanlike manner according to the approved plans and specifications, and the Transmission and/or Reception Equipment shall be treated for all purposes of this Lease as Lessee’s property. For the purposes of determining Lessee’s obligations with respect to its use of the roof of the Building, all of the provisions of this Lease relating to compliance with requirements as to insurance, indemnity, repairs and maintenance and compliance with laws shall apply to the installation, use and maintenance of the Transmission and/or Reception Equipment.

14.3 Lessee shall install, use, maintain and repair the Transmission and/or Reception Equipment so as not to damage the mechanical, electrical, plumbing, HVAC or communications systems of the Premises (collectively the “Systems and Equipment”) or any equipment located on the roof of the Premises and Lessee’s use of the roof shall be limited to the installation, maintenance and repair of the Transmission and/or Reception Equipment; Lessee

hereby agrees to indemnify, defend and hold Lessor harmless from and against any and all claims, costs, damages, expenses and liabilities (including reasonable attorney’s fees) arising out of Lessee’s failure to comply with the provisions of this Paragraph 14.3.

14.4 Lessor shall not have any obligations with respect to the Transmission and/or Reception Equipment or compliance with any requirements relating thereto nor shall Lessor be responsible for any damage that may be caused to the Transmission and/or Reception Equipment unless and to the extent caused by the negligent or intentional acts of Lessor, its agents, employees, or contractors. Lessor makes no representation that the Transmission and/or Reception Equipment will be able to receive or transmit communication signals without interference or disturbance and Lessee agrees that Lessor shall not be liable to Lessee therefor.

14.5 Lessee, at Lessee’s sole cost and expense, shall maintain such equipment and install such fencing and other protective equipment on or about the Transmission and/or Reception Equipment as Lessor may reasonably determine to be appropriate. Further Lessee at Lessee’s sole expense shall be responsible for abnormal wear and tear to the roof area affected by the Transmission and/or Receptor Equipment installation or utilization. Lessee’s failure to pay such amounts, upon the expiration of any applicable notice and cure period set forth in this Lease with regard to the non-payment of Rent, shall entitle Lessor to exercise any and all remedies available to Lessor pursuant to this Lease. Additionally, upon the expiration of any applicable notice and cure period, but with one (1) additional business days’ notice, Lessor shall have the right to remove the Transmission and/or Receptor Equipment, at Lessee’s expense.

14.6 Lessee shall (i) be solely responsible for any damage caused as a result of the Transmission and/or Reception Equipment, (ii) promptly pay any tax, license or permit fees charged pursuant to any requirements in connection with the installation, maintenance or use of the Transmission and/or Reception Equipment and comply with all precautions and safeguards recommended by any governmental authority, and (iii) make necessary repairs, replacements or maintenance of the Transmission and/or Reception Equipment.

14.7 If any of the conditions set forth in this Paragraph 14 are not complied with by Lessee, then without limiting Lessor’s rights and remedies it may otherwise have under the Lease, Lessee shall, upon written notice from Lessor, have the obligation either to (i) reposition the Transmission and/or Reception Equipment to a location designated by Lessor (if

Lessor elects to permit such repositioning), and make the repairs and restorations required under Paragraph 14.8 below, or (ii) otherwise correct such noncompliance within ten (10) days after receipt of notice (or such longer period as may be reasonably required as long as Lessee commences such correction within such ten (10) day period and diligently prosecutes same to completion). If Lessee fails to correct such noncompliance within such ten (10) day period (as may be extended as set forth above), then Lessee shall immediately discontinue its use of the Transmission and/or Reception Equipment and remove the same, in all events at Lessee’s sole expense.

14.8 Upon the expiration or earlier termination of the Lease, Lessee shall, subject to the control and direction of Lessor, remove the Transmission and/or Reception Equipment, repair any damage caused thereby, and restore the roof and other facilities of the Premises to their condition existing prior to the installation of the Transmission and/or Reception Equipment.

14.9 Lessee’s rights pursuant to this Paragraph 14 shall be personal to the original Lessee signing this Second Amendment or any Permitted Transferee, and shall be null, void and of no further force or effect as of the date that Lessee assigns.

15. Security Deposit.

The parties acknowledge that as of the date prior to the date of this Second Amendment, the Security Deposit is Forty-Nine Thousand One Hundred Thirty Dollars ($49,130.00). Concurrently with the execution of this Second Amendment, Lessee shall deposit with Lessor an additional security deposit so that the remaining security deposit shall be increased to Fifty-Six Thousand Three Hundred Fifty-Five Dollars ($56,355.00) which shall continue to be held by Lessor pursuant to the provisions of Paragraph 5 of the Lease for the balance of the term and any Option term of the Lease. In the event that Lessee exercises the Expansion Option or Right of First Refusal set forth in Paragraph 12 of this Second Amendment, and the 3931 Property is leased by Lessee, the security deposit shall be further increased by an amount equal to the initial amount of Monthly Base Rent payable by Lessee as rent for the 3931 Property and said sum shall be payable concurrently to Lessor at the Delivery Date of the 3931 Property.

16. Warranty of Authority.

Lessor and Lessee each individually represent that (i) it is a duly authorized and existing entity that is qualified to do business in California; and (ii) that each and every person signing on behalf of such party is authorized in writing to do so.

17. Broker Representation.

Lessor and Lessee represent to one another that it has dealt with no broker in connection with this Second Amendment other than Irving Hughes and CB Richard Ellis. Lessor and Lessee shall hold one another harmless from and against any and all liability, loss, damage, expense, claim, action, demand, suit or obligation arising out of or relating to a breach by the indemnifying party of such representation. Lessor agrees to pay all commissions due to the brokers listed above created by Lessee’s execution of this Second Amendment in accordance with a separate written agreement executed by Lessor and such brokers.

18. Governing Law.

The provisions of this Second Amendment shall be governed by the laws of the State of California.

19. Reaffirmation.

Lessor and Lessee acknowledge and agree that the Lease, as amended by the First Amendment and as amended herein, constitutes the entire agreement by and between Lessor and Lessee relating to the Premises, and supersedes any and all other agreements written or oral between the parties hereto. Furthermore, except as modified herein, all other covenants and provisions of the Lease shall remain unmodified and in full force and effect.

The parties hereto have executed this Second Amendment at the place and on the dates specified above their respective signatures.

By Lessor:	E.G. SIRRAH, LLC,
successor-in-interest to R.G. HARRIS CO., a California corporation, and the HARRIS FAMILY REVOCABLE TRUST

By:	/s/ Henry K. Workman
Name:	Henry K. Workman
Title:	Manager
Executed at:	Malibu, CA
on Date:	November 1, 2005

By Lessee:	ACADIA PHARMACEUTICALS INC., a Delaware corporation, formerly Receptor Technologies Inc., a Delaware corporation

By:	/s/ Thomas H. Aasen
Name:	Thomas H. Aasen
Title:	VP & CFO
Address:	3911 Sorrento Valley Blvd.
San Diego, CA 92121
Telephone:	(858) 558-2871
Facsimile:	(858) 558-2872
Executed at:	San Diego, CA
on Date:	October 31, 2005

EXHIBIT “A”

IMPROVEMENT CONSTRUCTION AGREEMENT

CONSTRUCTION PERFORMED BY LESSEE

Section 1. Lessee to Undertake Construction.

Lessee’s general contractor (“Contractor”) shall furnish and install within the Premises those items of general construction (the “Improvements”), shown on the final plans and specifications prepared by Lessee’s Architect and approved by Lessor (the ”Approved Plans”), which shall be deemed to include any change orders approved by Lessor, and which approval shall not be unreasonably withheld, delayed or conditioned, and in compliance with all applicable codes and regulations. Lessor shall approve or disapprove (specifying in detail the reasons for such disapproval) each set of plans and specifications submitted by Lessee to Lessor within seven (7) business days following Lessor’s receipt thereof. Lessor’s failure to disapprove any such set of plans and specifications within seven (7) business days of Lessor’s receipt thereof shall be deemed to be Lessor’s approval thereof.

All Lessee selections of finishes shall be indicated in the Approved Plans.

In the event Lessee requires any changes to the Approved Plans, Lessor shall not unreasonably withhold its consent to any such changes, and shall grant its consent to such changes within five (5) business days after Lessor’s receipt of same, provided the changes do not affect the systems, structure or exterior appearance of the Premises. Lessee may make minor modifications to the Approved Plans without Lessor’s prior consent so long as they are cosmetic or otherwise consistent with the Approved Plans.

Section 2. Lessee’s Payment of Costs.

Subject to Lessor’s reimbursement as specified hereinbelow, Lessee shall bear all costs of the Improvements, and shall timely pay said costs directly to the Contractor. From time to time, Lessee shall provide Lessor with such evidence as Lessor may reasonably request that the Contractor has been paid in full for the work completed to-date.

Section 3. Lien Releases.

Contractor shall provide Lessor with customary lien releases as reasonably requested by Lessor and confirmation that no liens have been filed against the Premises. If any liens arise against the Premises as a result of the Improvements, Lessee shall within thirty (30) days thereafter, at Lessee’s sole expense, remove such liens and provide Lessor evidence that the title to the Premises have been cleared of such liens.

Section 4. Lessee Improvement Costs.

4.1. The Allowance and the Additional Allowance.

Lessee shall be entitled to a tenant improvement allowance (the ”Allowance”) in the amount of One Hundred Thousand Dollars ($100,000.00) . In no event shall Lessor be obligated to make disbursements pursuant to this Exhibit “A” in a total amount that exceeds the aggregate of the Allowance and the Additional Allowance (as such term is hereinafter defined). If the cost of constructing the Improvements exceeds the Allowance, Lessor agrees to advance, on behalf of Lessee, an amount not to exceed Seven Hundred Thousand Dollars ($700,000.00) (the “Additional Allowance”) provided, however, that no more than Three Hundred Thousand Dollars ($300,000.00) of the Additional Allowance shall be disbursed by Lessor in the first eighteen (18) months following the Effective Date. If the cost of constructing the Improvements exceeds Four Hundred Thousand Dollars ($400,000.00), the balance of the Additional Allowance in the sum of Four Hundred Thousand Dollars ($400,000.00) will be disbursed by Lessor at the request of Lessee, during the period commencing eighteen (18) months following the Effective Date and ending on October 31, 2008. Lessor shall not be obligated to disburse any portion of the Allowance or Additional Allowance after October 31, 2008. The total amount of the Additional Allowance advanced by Lessor, with interest thereon at eight percent (8%) per annum from the date of disbursement, shall be repaid by Lessee as Amortization Rent, pursuant to the provisions of Paragraph 5 of the Second Amendment.

4.2. Use of the Allowance.

4.2.1. Lessee Improvement Allowance Items.

Except as otherwise set forth in this Exhibit “A”, the Allowance and Additional Allowance shall be disbursed by Lessor only for the following items and costs (collectively, the “Allowance Items”):

4.2.1.1. Payment of any space planning or architectural fees;

4.2.1.2. The payment of plan check permit and license fees relating to construction of the Improvements;

4.2.1.3. The cost of construction of the Improvements, including without limitation, testing and inspection costs, installation of built-in work stations, floor loading reinforcement costs, hoisting and trash removal costs, and Contractors’ fees and general conditions;

4.2.1.4. The cost of any changes to the Plans and Specifications or the Improvements required by all applicable building codes (the “Code”); and

4.2.1.5. Sales and use taxes and Title 24 fees.

4.2.2. Disbursement of the Allowance and Additional Allowance.

During the construction of the Improvements, Lessor shall make monthly disbursements of the Allowance and Additional Allowance for the Allowance Items for the benefit of Lessee and shall authorize the release of monies for the benefit of Lessee as follows:

4.2.2.1. Monthly Disbursements. On or before the first day of each calendar month during the construction of the Improvements, Lessee shall deliver to Lessor: (i) a request for payment approved by Lessee, in a form to be prepared by Lessee and approved by Lessor, showing the schedule, by trade, of percentage of completion of the Improvements in the Premises, detailing the portion of the work completed and the portion not completed; (ii) invoices from Contractor and its subcontractors and suppliers (collectively, “Lessee’s Agents”) for labor rendered and materials delivered to the Premises; and (iii) executed conditional mechanic’s lien releases from all of Lessee’s Agents which shall comply with the appropriate provisions, as reasonably determined by Lessor, of California Civil Code Section 3262(d). Lessee’s request for payment shall be deemed Lessee’s acceptance and approval of the work furnished and/or the materials supplied as set forth in Lessee’s payment request. Within fifteen (15) business days thereafter, Lessor shall deliver a check to Lessee made jointly payable to Contractor and Lessee in payment of the amounts so requested by Lessee. Lessor’s payment of such amounts shall not be deemed Lessor’s approval or acceptance of the work furnished or materials supplied as set forth in Lessee’s payment request.

4.2.2.2. Other Terms. Lessor shall only be obligated to make disbursements from the Allowance and Additional Allowance to the extent costs are incurred by Lessee for the Allowance Items.

4.2.2.3. Lease Termination. If prior to the completion of the Improvements, this Lease terminates because of a default by Lessee of any of the provisions of the Lease or this Second Amendment, Lessor shall have no obligation or duty to make any payments of the Allowance or Additional Allowance whatsoever to Lessee and Lessee shall immediately refund to Lessor any amounts of the Allowance or Additional Allowance previously paid to Lessee by Lessor. No portion of the Allowance or Additional Allowance shall be payable to Lessee if Lessee is in default of any term, covenant or condition of the Lease, the Lease is not in full force or effect or if there are any liens pending or threatened relative to Lessee’s Work.

4.2.2.4. Risk of Loss. All risk of loss prior to completion of the Improvements shall be borne by Lessee. Any damage shall be promptly repaired by Lessee. Lessee will provide builder’s risk coverage in the amount of Lessee’s construction contract and change orders and will furnish Lessor with certificates of insurance, naming Lessor and Lessee as additional insureds thereunder.

4.2.2.5. Deduction of Amounts Due. It shall be Lessee’s responsibility to obtain from Contractor and forward to Lessor a complete set of “as built” drawings showing thereon all architectural, structural, mechanical and electrical work as actually installed in the Premises. These drawings shall be furnished as soon as is practicable following substantial completion of the Improvements, but in no event later than ninety (90) days after substantial completion of the Improvements.

Section 5. Pre-Construction Requirements.

Prior to Lessee or Contractor commencing any work:

(a) Lessee’s Architect, Contractor, and its subcontractors and suppliers, shall be approved in writing by Lessor, which approval shall not be unreasonably withheld, conditioned or delayed;

(b) Lessee or Lessee’s Contractor shall submit all Plans and Specifications to Lessor, and no work on the Premises shall be commenced before Lessee has received Lessor’s final written approval thereof, which shall not be unreasonably withheld, delayed or conditioned;

(c) Contractor shall concurrently submit to Lessor and Lessee a written bid for completion of the Improvements. Said bid shall include Contractor’s overhead, profit, and fees;

(d) Contractor shall complete all architectural and planning review and obtain all permits, including signage, required by the city, state or county in which the Premises are located;

(e) Contractor shall submit to Lessor verification of public liability and workmen’s compensation insurance adequate to fully protect Lessor and Lessee from and against any and all liability for death or injury to persons or damage to property caused in, on or about the Premises from any cause whatsoever arising out completion of the Improvements or any other work done by Contractor.

Section 6. Miscellaneous.

(a) Lessee shall notify Lessor immediately of the commencement of the Improvements in sufficient time to permit Lessor to post a Notice of Nonresponsibility.

(b) Lessee and/or Lessee’s Contractor shall not use the driveways, parking areas or other exterior areas of the Premises for storage of materials or equipment or other construction activities without the prior written consent of Lessor (not to be unreasonably withheld), and all such storage shall be limited to those areas reasonably designated by Lessor. Any damage, staining or defacing of the parking area surfaces or other areas shall be repaired by Lessee at its cost and such repairs shall be to the satisfaction of Lessee.

(c) Lessee shall at all times during the construction of Lessee’s work assure that the Premises and the surrounding area are maintained in a clean, neat and orderly manner. Any rubbish caused by construction operations shall be removed immediately.

(d) No sign of any type shall be placed on or about the Premises by the Contractor or anyone performing work for the Contractor during the construction period without the prior written consent of Lessor, not to be unreasonably withheld.

(e) Contractor shall include in his bid or contract proposal a provision that he will guarantee that the Improvements shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Such Contractor shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with his contract which shall become defective within one (1) year after substantial completion of the work. The correction of such work shall include, without additional charge, all additional expenses or damages in connection with such removal or replacement of all or any part of the Improvements, the building shell and/or the other improvements which may be damaged or disturbed thereby. Such guarantees as to materials or workmanship of or with respect to the Improvements shall be contained in the contract and shall be so written that such guarantees or warranties shall inure to the benefit of both Lessor and Lessee, as their respective interests may appear and can be directly enforced by either.

(f) All of the Improvements shall be the property of Lessee, but considered a part of the Premises. Lessor may, at any time, elect in writing to be the owner of all or any specified part of the Improvements. Lessor shall have the option to require Lessee to remove all or any part of the Improvements at the expiration or termination of the Lease in accordance with Section 7.4(b) of the Lease provided Lessor notifies Lessee in writing as to the portion of the Improvements to be removed by Lessee at the time Lessor consents to the construction of the Improvements. Lessor hereby waives any right to remove any improvements within the Premises which exist as of the date of this Amendment. Unless otherwise instructed in accordance with Section 7.4(b), all of the Improvements shall at the expiration or termination of the Lease become the Property of Lessor and be surrendered by Lessee with the Premises.